Exhibit 1

                                   GUIDELINES
                                     FOR THE
                             DISPUTED CLAIMS RESERVE

THESE GUIDELINES FOR THE DISPUTED CLAIMS RESERVE (THESE "GUIDELINES") WERE ADOPTED PURSUANT TO THE [FIFTH] AMENDED JOINT PLAN OF AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, IN RE ENRON CORP., ET AL., INCLUDING, WITHOUT LIMITATION, THE PLAN SUPPLEMENT AND THE EXHIBITS AND SCHEDULES THERETO (THE "PLAN"), FOR THE DISBURSING AGENT, THE REORGANIZED DEBTOR PLAN ADMINISTRATOR AND THE REORGANIZED DEBTORS TO FOLLOW IN CONNECTION WITH THE RESERVE FOR DISPUTED CLAIMS CREATED PURSUANT TO SECTION 21.3(A) OF THE PLAN (THE "RESERVE"). ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE PLAN.

I.   PURPOSE

The purpose for the Reserve is for the Disbursing Agent to hold Cash, Plan Securities, Operating Trust Interests, Remaining Asset Trust Interests, Litigation Trust Interests and Special Litigation Trust Interests and any dividends, gains or income attributable thereto (collectively, the "Reserved Assets"), in escrow for the benefit of each holder of Disputed Claims.

II.  RESERVED ASSETS IN GENERAL

The Disbursing Agent shall hold and release the Reserved Assets in accordance with the requirements of the Plan, these Guidelines and other applicable law. To the extent that there is a conflict among the provisions of these Guidelines, the provisions of the Plan, and/or the Confirmation Order, each such document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) these Guidelines.

III. CASH

All Cash held in the Reserve, including, without limitation, any dividends, gains or income paid on account of Plan Securities, Operating Trust Interests, Remaining Asset Trust Interest, Litigation Trust Interests and Special Litigation Trust Interests, shall be, pending release pursuant to the Plan, (i) held in the name of the Disbursing Agent for the benefit of holders of Disputed Claims in an interest bearing account with a depositary institution or trust company organized under the laws of the United States of America or any state thereof, subject to supervision and examination by United States or state banking or depositary institution authorities and having, to the knowledge of the Disbursing Agent at the time such deposit is made, reported capital and surplus in excess of $100 million, or (ii) invested in interest-bearing obligations issued by the United States Government, or by an agency of the United States Government and guaranteed by the United States Government, and having (in either case) a maturity of not more than thirty (30) days.

IV.  PLAN SECURITIES

     1. The Disbursing Agent may only vote and sell Plan Securities as record holder of such securities pursuant to the instructions of, or upon the prior approval of, the DCR Overseers pursuant to the Guidelines for the DCR Overseers, subject to applicable law. The Reorganized Debtor

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          Plan Administrator or any member of the DCR Overseers shall promptly call a meeting of the DCR Overseers each time (i) a shareholder vote of Plan Securities is called for a matter, whether by solicitation of proxy or otherwise, or (ii) an offer is made by a third party to the Disbursing Agent or the Reorganized Debtor Plan Administrator to purchase Plan Securities. At such meeting, the Reorganized Debtor Plan Administrator shall provide (to the maximum extent allowed by applicable law) such information as an officer of a public corporation chartered under Delaware would be required to provide to its board of directors in a similar situation.

     2. The Disbursing Agent shall comply with all applicable securities laws with regard to the possession of any material non-public information regarding Plan Securities, including, without limitation, requirements to maintain confidentiality and restrictions on selling.

     3. The Disbursing Agent shall comply as a record holder of Plan Securities with all securities, corporate and other laws applicable to a holder of large amounts of Plan Securities, including, without limitation, filing any required Schedules 13D and forms required under
          Section 16 of the Securities Exchange Act of 1934.

     4. Upon each release of Plan Securities to the holders of Allowed Claims, the Disbursing Agent shall give notice of such release to the applicable transfer agent identifying the recipients of such Plan Securities.

V.   OPERATING TRUST INTERESTS AND REMAINING ASSET TRUST INTERESTS

     1. The Disbursing Agent shall hold all Operating Trust Interests and Remaining Asset Trust Interests as a record holder of such interests subject to the requirements and restrictions of the Operating Trust Agreement and Remaining Asset Trust Agreement, respectively, including, without limitation, restrictions on transfer.

     2. Upon each release of Operating Trust Interests and Remaining Asset Trust Interests to the holders of Allowed Claims, the Disbursing Agent shall give notice of such release to the applicable trustee identifying the recipients of such trust interests.

     3. The Disbursing Agent shall not have the authority to sell or otherwise dispose of any Operating Trust Interests or Remaining Asset Trust Interests, except to release such interests to holders of Allowed Claims as permitted by the Plan.

VI.  LITIGATION TRUST INTERESTS AND SPECIAL LITIGATION TRUST INTERESTS

     1. The Disbursing Agent shall hold all Litigation Trust Interests and Special Litigation Trust Interests as a record holder of such interests subject to the requirements and restrictions of the Litigation Trust Agreement and Special Litigation Trust Agreement.

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     2.   Upon each release of Litigation Trust Interests and Special Litigation
          Trust Interests to the holders of Allowed Claims, the Disbursing Agent shall give notice of such release to the applicable trustee or transfer agent identifying the recipients of such trust interests.

     3. The Disbursing Agent shall not have the authority to sell or otherwise dispose of any Litigation Trust Interests or Special Litigation Trust Interests, except to release such interests to holders of Allowed Claims as permitted by the Plan.

     4. The Disbursing Agent shall comply with all applicable securities laws with regard to the possession of any material non-public information regarding Litigation Trust Interests and Special Litigation Trust Interests, including, without limitation, any requirements to maintain confidentiality.

     5. The Disbursing Agent shall comply as a record holder of Litigation Trust Interests and Special Litigation Trust Interests with all securities, trust and other laws applicable to a holder of large amounts of Litigation Trust Interests and Special Litigation Trust Interests, including, without limitation, filing any required Schedules 13D and forms required under Section 16 of the Securities Exchange Act of 1934.

     6. Any sale of Plan Securities from the Reserve may only be made after the holders of Plan Securities other than the Reserve have been given an opportunity to participate in such sale on a pro rata basis by (i) a tender offer to such holders as required by the Securities Exchange Act of 1934, and the rules thereunder (as amended), or (ii) merger of the issuer of such Plan Securities, in either event, in a manner that satisfies Section 1123(a)(4) of the Bankruptcy Code with respect to the holders of Allowed Claims that have received the securities of the same class of the Plan Securities to be sold and the holders of Disputed Claims that would be entitled to distribution of shares in such class of Plan Securities if such Disputed Claims were allowed pursuant to the Plan.

VII. SELECTION OF DCR OVERSEERS

     1. The initial DCR Overseers shall be selected and appointed by the Debtors prior to the Effective Date, which shall consist of a group of five (5) Persons, with the consent of (a) the Creditors' Committee with respect to four (4) of the Debtors' selections (the "Committee Approved Overseers") and (b) the ENA Examiner with respect to one (1) of the Debtors' selections (the "ENA Examiner Approved Overseer").

     2. A DCR Overseer may be removed by a unanimous vote of the other DCR Overseers; provided, however, such removal may only be made for Cause (hereinafter defined). In the event of a vacancy in a DCR Overseer's position (whether by removal, death or resignation), a new DCR Overseer may be appointed to fill such position by a majority of the

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          other DCR Overseers, with the consent of (i) in the case of a replacement of a Committee Approved Overseer, if the Creditors' Committee has not been dissolved, the Creditors' Committee, and (ii) in the case of a replacement of an ENA Examiner Approved Overseer, if the ENA Examiner has not been discharged, the ENA Examiner; provided, however, in the case of a replacement of an ENA Examiner Appointed Overseer, the remaining DCR Overseers shall select such new member from the list of potential ENA Examiner Appointed Overseers set forth on Exhibit A(1) to the extent that such individuals are available and willing to serve as a DCR Overseer and have not been previously removed as a DCR Overseer for Cause. In the event that there are no remaining DCR Overseers, appointments to fill such vacancies shall be made upon an order entered after an opportunity for a hearing by the Bankruptcy Court, upon motion of the Reorganized Debtor Plan Administrator.

     For purposes of this Article VII, "Cause" with respect to any DCR Overseer shall be defined as: (i) such DCR Overseer's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property;
(ii) such DCR Overseer's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; (iii) such DCR Overseer's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law, in the performance of its duties;
(iv) such DCR Overseer's failure to perform any of its other material duties under these Guidelines or the Guidelines for the DCR Overseers; provided, however, the DCR Overseer shall have been given a reasonable period to cure any alleged Cause under clauses (iii) (other than willful misconduct) and (iv).

VIII. TAX TREATMENT

Subject to the receipt of contrary guidance from the IRS or a court of competent jurisdiction (including the receipt by the Disbursing Agent of a private letter ruling requested by the Disbursing Agent, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent, or a condition imposed by the IRS in connection with a private letter ruling requested by the Debtors), the Disbursing Agent shall (i) treat the Reserve as one or more discrete trusts (which may be composed of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the IRC (Sections 641 et seq.) and (ii) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes.

IX.      FUNDING OF RESERVE EXPENSES

If the Reserve has insufficient funds to pay any expenses, including, without limitation, indemnification of DCR Overseers and applicable taxes imposed upon it or its assets, subject to the provisions contained in the Plan, the Reorganized Debtors shall advance to the Reserve the funds necessary to pay such expenses (an "Expense Advance"), with such Expense Advances repayable from


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(1)  A list of four (4) potential ENA Examiner Appointed Overseers to be selected by the Debtors after consultation with the ENA Examiner prior to the Effective Date.

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future amounts otherwise receivable by the Reserve pursuant to Section 21.3 of the Plan or otherwise. If and when a distribution is to be made from the Reserve, the distributee will be charged its pro rata portion of any outstanding Expense Advance (including accrued interest). If a cash distribution is to be made to such distributee, the Disbursing Agent shall be entitled to withhold from such distributee's distribution the amount required to pay such portion of the Expense Advance (including accrued interest charged by the Reorganized Debtors as reasonably determined by the Reorganized Debtor Plan Administrator). If such cash is insufficient to satisfy the respective portion of the Expense Advance and there is also to be made to such distributee a distribution of other Plan Currency or interests in the trusts to be created pursuant to the Plan, the distributee shall, as a condition to receiving such other assets, pay in cash to the Disbursing Agent an amount equal to the unsatisfied portion of the Expense Advance (including accrued interest). Failure to make such payment shall entitle the Disbursing Agent to reduce and permanently adjust the amounts that would otherwise be distributed to such distributee to fairly compensate the Reserve for the unpaid portion of the Expense Advance (including accrued interest).

X.   AMENDMENTS

Any provision of these Guidelines may be amended or waived by the Reorganized Debtor Plan Administrator with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing, provided that such amendment is not in contradiction of the Plan; provided, however, technical amendments to these Guidelines may be made, as necessary to clarify these Guidelines or enable the Reorganized Debtor Plan Administrator, the DCR Overseers and the Disbursing Agent to effectuate the terms of these Guidelines, by the Reorganized Debtor Plan Administrator without the consent of the Creditors' Committee or the approval of the Bankruptcy Court so long as notice of such technical amendment is filed as soon as reasonably practicable with the Bankruptcy Court following its effectiveness.

XI.  GOVERNING LAW

These Guidelines shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws that would require the application of the law of another jurisdiction.




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